UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  (DATE OF EARLIEST EVENT REPORTED):  November 18, 2008

COMMISSION FILE NO.:  000-22057
eDOORWAYS Corporation, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	76-0513297
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(IRS EMPLOYER IDENTIFICATION NO.)

820 West Third Street, Suite #1103, Austin, TX 78701
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(512) 415-3425
(ISSUER TELEPHONE NUMBER)

N/A
(FORMER NAME AND ADDRESS)

ITEM 4.01.  CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On November 18, 2008, the client- auditor relationship between eDoorways Corporation, Inc., (the “Company”) and Webb & Company, P.A., Certified Public Accountants (“Webb”) ceased as the former auditor was dismissed.  Subsequent to that event on November 18, 2008, the Company engaged GBH CPAs, P.C., (“GBH”) as its independent public accountant for the fiscal year ended December 31, 2008.  The decision to change accountants was recommended and approved by the Company’s Board of Directors on November 18, 2008.  GBH succeeded Webb & Company, P.A., Certified Public Accountants (“Webb”) who served as the Company’s independent accountant from October 6, 2006, until November 18, 2008.

Webb’s audit report included in our consolidated financial statements for the years ended December 31, 2006 and 2007, expressed substantial doubt as to our Company’s ability to continue as a going concern, due to our deficit in working capital and recurring losses.  These audit reports contained no adverse opinion, disclaimer of opinion or modification as to uncertainty, audit scope or accounting principle except for the going concern as discussed in the previous sentence.  There were no disagreements with Webb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Webb, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements for the fiscal years ended December 31, 2006 and 2007, and any later interim period, including the interim period March 31, 2008, and through the date of dismissal on November 18, 2008.

Item 8.a. of Form 10K for the year ended December 31, 2007, reported that the Company did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of the material weaknesses due to insufficient resources to implement proper segregation of duties in the following areas:

(i)	failure to obtain independent Board member approval for related party transactions and,
(ii)	untimely reconciliation of expenses to financial statements and to certain vendors balances.

The Company has authorized Webb to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company’s independent accountant.  The Company has requested that Webb review the disclosure and Webb has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company’s expression of its views, or the respect in which it does not agree with the statements made by the Company herein.  Such letter is filed as an exhibit to this report.

The Company did not consult with GBH prior to November 18, 2008, regarding either:

(i)	The application of accounting principles to a specific completed of contemplated transaction; or
(ii)	The type of audit opinion that might be rendered on the Company’s financial statements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Description

16.1	Letter from Webb & Company, P.A., Certified Public Accountants.